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                                                                    EXHIBIT 8(b)


                                  July 20, 2000



Burr-Brown Corporation
6730 South Tucson Boulevard
Tucson, Arizona   85706

Ladies and Gentlemen:

       You have requested our opinion regarding certain federal income tax consequences of the merger (the "Merger") of Burma Acquisition Corp. ("Sub"), a Delaware corporation and direct wholly-owned subsidiary of Texas Instruments Incorporated, a Delaware corporation ("Texas Instruments"), with and into Burr-Brown Corporation, a Delaware corporation ("Burr-Brown").

       In formulating our opinion, we examined such documents as we deemed appropriate, including the Agreement and Plan of Merger dated as of June 21, 2000 (the "Merger Agreement"), among Burr-Brown, Texas Instruments and Sub, the Proxy Statement (the "Proxy Statement") filed by Burr-Brown with the Securities and Exchange Commission (the "SEC") and the Registration Statement on Form S-4, as filed by Texas Instruments with the SEC on July 20, 2000, in which the Proxy Statement is included as a prospectus (with all amendments thereto, the "Registration Statement"). In addition, we have obtained such additional information as we deemed relevant and necessary through consultation with various officers and representatives of Burr-Brown and Texas Instruments.

       Our opinion set forth below assumes, in each case as of the consummation of the Merger, (1) the accuracy of the statements and facts concerning the Merger set forth in the Merger Agreement, the Proxy Statement and the Registration Statement, (2) the consummation of the Merger in the manner contemplated by, and in accordance with the terms set forth in, the Merger Agreement, the Proxy Statement and the Registration Statement, and (3) the accuracy of (i) the representations made by Texas Instruments and Sub which are set forth in the certificate delivered to us by Texas Instruments, dated the date hereof, and (ii) the representations made by Burr-Brown which are set forth in the certificate to us by Burr-Brown, dated the date hereof.

       Based upon the facts and statements set forth above, our examination and review of the documents referred to above and subject to the assumptions set forth above, we are of the opinion that for federal income tax purposes:


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Burr-Brown Corporation
July 20, 2000
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       (i)    the Merger will qualify as a reorganization within the meaning of
              Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

       (ii) each of Texas Instruments, Sub and Burr-Brown will be a party to the reorganization within the meaning of Section 368(b) of the Code.

       Our opinion is based on current provisions of the Code, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Merger, or any change or inaccuracy in the statements, facts, assumptions and representations on which we have relied, may affect the continuing validity of the opinion set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention.

       We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                            Very truly yours,




                                            SNELL & WILMER L.L.P.

DEW/cmv